Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-261836

P R O S P E C T U S    S U P P L E M E N T

(To prospectus dated March 14, 2022)

Export Development Canada (An agent of Her Majesty in right of Canada) Exportation et développement Canada (Mandataire de Sa Majesté du chef du Canada)

U.S. $2,750,000,000

3.000% United States Dollar Bonds due May 25, 2027

Export Development Canada will pay interest on the bonds semi-annually in arrears on May 25 and November 25 of each year, commencing on November 25, 2022. Interest will accrue from May 25, 2022. EDC cannot redeem the bonds prior to maturity unless certain events occur involving Canadian taxation as further described in “Description of Bonds—Maturity, Redemption and Purchases”. The bonds will mature on May 25, 2027.

The bonds will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

Application has been made for the bonds offered by this prospectus supplement to be admitted to the Official List of the Luxembourg Stock Exchange and for such bonds to be admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. Unless the context otherwise requires, references in this prospectus supplement to the bonds being “listed” shall mean that the bonds have been admitted to trading on the Euro MTF Market and have been admitted to the Official List of the Luxembourg Stock Exchange. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market for purposes of the Markets in Financial Instruments Directive 2014/65/EU (“MiFID II”). The Underwriters will purchase all of the bonds if any are purchased.

	Per Bond	Total
Public offering price(1)	99.853%	U.S. $2,745,957,500
Underwriting discount	0.125%	U.S. $3,437,500
Proceeds, before expenses, to EDC(1)	99.728%	U.S. $2,742,520,000

(1) Plus accrued interest from May 25, 2022, if settlement occurs after such date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is not an approved prospectus pursuant to Regulation (EU) 2017/1129 (the “Prospectus Regulation”). In the European Economic Area (the “EEA”) the bonds may only be offered to qualified investors (as defined in the Prospectus Regulation). This prospectus supplement together with the prospectus dated March 14, 2022 does, however, constitute a prospectus for purposes of Part IV of the Luxembourg law on prospectuses for securities dated July 16, 2019.

We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, CDS Clearing and Depository Services Inc., Clearstream Banking S.A. or Euroclear Bank SA/NV, as the case may be, on or about May 25, 2022.

Joint Book-Running Managers

BofA Securities	BMO Capital Markets	CIBC Capital Markets

Goldman Sachs International	RBC Capital Markets

Co-Managers

Barclays
BNP Paribas
Citigroup
Crédit Agricole CIB
Daiwa Capital Markets Europe
Deutsche Bank
HSBC
J.P. Morgan
Morgan Stanley
National Bank of Canada Financial Markets
NatWest Markets
Nomura
Scotiabank
TD Securities
Wells Fargo Securities

The date of this prospectus supplement is May 17, 2022.

Basic Prospectus

This prospectus supplement should be read together with the prospectus dated March 14, 2022 of Export Development Canada (“EDC”) (the “basic prospectus”) which contains, or incorporates by reference, information regarding EDC, Canada and other matters, including a description of certain terms of EDC’s securities. EDC has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying basic prospectus. EDC takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither EDC nor the Underwriters are making an offer to sell these bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying basic prospectus, as well as the information previously filed by EDC or Canada with the United States Securities and Exchange Commission (the “SEC”) and incorporated by reference in the accompanying basic prospectus, is accurate only as of the date of such documents. That portion of the bonds being offered by this prospectus supplement and the accompanying basic prospectus to be sold in the United States or in circumstances where registration of the bonds is required has been registered under registration statement no. 333-261836 which EDC has filed with the SEC. Further information regarding EDC and the bonds may be found in registration statement no. 333-261836.

EDC and Canada file reports and other information with the SEC in the United States. EDC’s and Canada’s SEC filings are available to the public from the SEC’s website at www.sec.gov.

The distribution of this prospectus supplement and the accompanying basic prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons in whose possession this prospectus supplement and the accompanying basic prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying basic prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

This prospectus supplement has been prepared on the basis that all offers of bonds in any Member State of the EEA (each a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation from the requirement to produce and publish a prospectus for offers of the bonds. Accordingly, any person making or intending to make any offer in that Relevant State of the bonds which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for EDC or the Underwriters to produce and publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither EDC nor the Underwriters have authorized, nor do they authorize, the making of any offer of the bonds to any legal entity that is not a qualified investor as defined in the Prospectus Regulation. EDC has not authorized and does not authorize the making of any offer of the bonds through any financial intermediary, other than offers made by the Underwriters resulting in sales constituting the final placement of the bonds contemplated in this prospectus supplement.

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the bonds has led to the conclusion that: (i) the target market for the bonds is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the bonds to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the bonds (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

NOTIFICATION UNDER SECTION 309B(1) OF THE SECURITIES AND FUTURES ACT 2001 OF SINGAPORE

The bonds are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore (“MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Neither EDC nor the Underwriters have authorized, nor do they authorize, the making of any offer of the bonds in circumstances in which an obligation arises for EDC or the Underwriters to publish a prospectus or supplement a prospectus for such offer.

References in this prospectus supplement to “U.S. $” and “United States dollars” are to the lawful money of the United States of America and all references to the “European Economic Area” or “EEA” are to the Member States of the European Union together with Iceland, Norway and Liechtenstein.

In this prospectus supplement, unless otherwise indicated, dollar amounts are expressed in United States dollars. On May 17, 2022 the daily average rate of the Bank of Canada for conversion of United States dollars (“U.S. $”) to Canadian dollars (“Cdn. $”) was U.S. $1.00 = Cdn. $1.2834.

SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying basic prospectus.

Issuer	Export Development Canada, an agent of Her Majesty in right of Canada, 150 Slater Street, Ottawa, Ontario, Canada K1A 1K3 (Phone: (613) 598-2800).

Legal Entity Identifier	Z6MHCSLXHKYG4B6PHW02

Securities Offered	U.S. $2,750,000,000 principal amount of 3.000% United States Dollar Bonds due May 25, 2027.

Interest Payment Dates	May 25 and November 25 of each year, commencing November 25, 2022.

Redemption	We will not redeem the bonds prior to maturity, unless certain events occur involving Canadian taxation. See “Description of Bonds—Maturity, Redemption and Purchases”.

Markets	We will offer the bonds for sale in the United States, Canada, Europe, Asia and other jurisdictions. See “Underwriting”.

Listing	Application has been made to list (as defined on the cover page of this prospectus supplement) the bonds on the Euro MTF Market of the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. The Euro MTF Market is not a regulated market for purposes of MiFID II. In certain circumstances, we may cease to maintain such listing and agree to use our reasonable efforts to obtain an alternative listing. See “General Information—No Obligation to Maintain Listing”.

Status	The bonds will constitute our direct unconditional obligations and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada.

Form and Settlement	We will issue the bonds in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) and will record the global bonds in a register held by Citibank, N.A., as Registrar. You may hold a beneficial interest in a global bond through DTC, CDS Clearing and Depository Services Inc. (“CDS”), Clearstream Banking S.A. (“Clearstream, Luxembourg”) or Euroclear Bank SA/NV (“Euroclear”) directly as a participant in one of those systems or indirectly through organizations which are participants in any of those systems.

As an owner of a beneficial interest in a global bond, you will generally not be entitled to have bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the Fiscal Agency Agreement (as defined below).

We will issue the bonds only in denominations of U.S. $5,000 and integral multiples of U.S. $5,000.

Withholding Tax	We will make payments of principal and interest in respect of the bonds without withholding or deducting for Canadian withholding tax unless required by law, in which case we will pay additional amounts subject to certain exceptions, as set forth in “Description of the Debt Securities—Payment of Additional Amounts” and in “Tax Matters—Canadian Federal Income Tax Consequences” in the accompanying basic prospectus.

DESCRIPTION OF BONDS

General

The 3.000% United States Dollar Bonds due May 25, 2027 in the initial aggregate principal amount of U.S. $2,750,000,000 will be issued subject to a fiscal and paying agency agreement to be dated as of May 25, 2022 (the “Fiscal Agency Agreement”) between EDC and Citibank, N.A., as fiscal agent, transfer agent, registrar and principal paying agent (the “Registrar”).

The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the Fiscal Agency Agreement and the exhibits thereto, including the form of the global bonds, a copy of which will be incorporated by reference as an exhibit to registration statement no. 333-261836. The bonds and the Fiscal Agency Agreement together constitute a contract, all of the terms and conditions of which the registered holder, by acceptance of the bonds, assents to and is deemed to have notice of. Additional terms of the bonds are described in the accompanying basic prospectus under the heading “Description of the Debt Securities”.

References to principal and interest in respect of the bonds shall be deemed also to refer to any Additional Amounts which may be payable. See “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying basic prospectus.

Status of the Bonds

The bonds will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest on the bonds will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of EDC under the bonds rank equally with all of EDC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Form, Denomination and Registration

The bonds will be issued in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global bonds directly through any of DTC (in the United States), CDS (in Canada) or Clearstream, Luxembourg or Euroclear (in Europe) if they are participants in such systems, or indirectly through organizations which are participants in such systems. CDS will hold interests on behalf of its participants directly through its account at DTC, and Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold such interests in customers’ securities accounts in the names of the U.S. Depositaries on the books of DTC. Except in the limited circumstances described herein, owners of beneficial interests in the global bonds will not be entitled to have bonds registered in their names, will not receive or be entitled to receive physical delivery of bonds in definitive form and will not be considered owners or holders thereof under the Fiscal Agency Agreement. See “Title” and “Definitive Certificates”.

Bonds will only be sold in minimum denominations of U.S. $5,000 and integral multiples of U.S. $5,000.

All bonds will be recorded in a register maintained by the Registrar, and will be registered in the name of Cede & Co., for the benefit of owners of beneficial interests in the global bonds, including participants in DTC, CDS, Clearstream, Luxembourg and Euroclear.

The Registrar will be responsible for (i) maintaining a record of the aggregate holdings of the global bonds of Cede & Co.; (ii) ensuring that payments of principal and interest in respect of the global bonds received by the Registrar from EDC are duly credited to Cede & Co.; and (iii) transmitting to EDC any notices from the registered holders of bonds.

The Registrar will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, owners of beneficial interests in the global bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such interests are held with the clearing systems.

Title

Subject to applicable law and the terms of the Fiscal Agency Agreement, EDC and the Registrar will treat the persons in whose name a global bond is registered, initially Cede & Co., as nominee for DTC, as the owner of such global bond for the purpose of receiving payments of principal and interest on the bonds and for all other purposes whatsoever, except in respect of the payment of Additional Amounts. Therefore, neither EDC nor the Registrar has any direct responsibility or liability for the payment of principal or interest on the bonds to owners of beneficial interests in a global bond.

Interest

The bonds will bear interest from May 25, 2022 at a rate of 3.000% per annum. Interest on the bonds will be payable in two equal semi-annual installments in arrears on May 25 and November 25 of each year, commencing November 25, 2022. Interest will be payable to the persons in whose names the bonds are registered at the close of business on May 10 or November 10 (the regular record dates), as the case may be, preceding the applicable interest payment date. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of 3.000% per annum (before as well as after judgment) until paid, or if earlier, when the full amount of the moneys payable has been received by the Registrar and notice to that effect has been given in accordance with “Notices” below.

Whenever it is necessary to compute any amount of accrued interest in respect of the bonds for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of a 360-day year consisting of 12 thirty-day months.

Payments

Principal of and interest on the bonds (including bonds in definitive form issued in exchange for the global bond as described under “Definitive Certificates”) are payable by EDC in United States dollars to the persons in whose names the bonds are registered on the record date preceding any interest payment date or at maturity, as the case may be. The Registrar will act as EDC’s principal paying agent for the bonds pursuant to the Fiscal Agency Agreement. In the event definitive bonds are issued, EDC will appoint and maintain a transfer and paying agent in Luxembourg as further described under “Definitive Certificates”. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. Neither EDC nor the Registrar will have any responsibility or liability for any aspect of the records of DTC, CDS, Clearstream, Luxembourg or Euroclear relating to or payments made by such clearing systems on account of beneficial interests in a global bond or for maintaining, supervising or reviewing any records of such clearing systems relating to such beneficial interests.

If any date for payment in respect of any bond is not a business day, the holder thereof shall not be entitled to payment until the next following business day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph “business day” means a day on which banking institutions in the City of New York, the City of London, England, the City of Toronto or in the applicable place of payment are not authorized or obligated by law or executive order to be closed.

All funds held by the Registrar or any paying agent for payment of principal or interest and any Additional Amounts shall be held in trust for the registered holders of bonds. Any such moneys remaining unclaimed at the end of two years after the date on which such principal, interest or Additional Amounts shall have become due and payable shall be repaid to EDC, as provided and in the manner set forth in the bonds.

Further Issues

EDC may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally with the bonds being issued pursuant to this prospectus supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further bonds or except for the first payment of interest following the issue date of such further bonds) and so that such further bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the Fiscal Agency Agreement.

EDC will not issue any additional bonds that have the same CUSIP, ISIN or other identifying number as the outstanding bonds of any series unless the additional bonds and the outstanding bonds of that series are fungible for Canadian and U.S. federal income tax purposes.

Maturity, Redemption and Purchases

The principal amount of the bonds shall be due and payable on May 25, 2027. The bonds are not subject to any sinking fund, are not redeemable at the option of EDC prior to maturity unless certain events occur involving Canadian taxation as provided below and are not repayable at the option of the holder prior to maturity.

The bonds may be redeemed at the option of EDC in whole, but not in part, at any time, on giving not less than 10 days’ and not more than 60 days’ notice to registered holders of bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if (a) EDC has or will become obliged to pay Additional Amounts as provided in the accompanying basic prospectus under the caption “Description of the Debt Securities—Payment of Additional Amounts” as a result of any change in, or amendment to, the laws or regulations of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of this prospectus supplement, and (b) such obligation cannot be avoided by EDC taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which EDC would be obliged to pay such Additional Amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, EDC shall deliver to the Registrar a certificate signed by an officer of EDC stating that EDC is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of EDC so to redeem have occurred.

EDC may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract at any price and may cause the Registrar to cancel any bonds so purchased.

Definitive Certificates

No beneficial owner of bonds will be entitled to receive physical delivery of bonds in definitive form except in the limited circumstances described below.

If DTC notifies EDC that it is unwilling or unable to continue as depositary in connection with the global bonds or ceases to be a recognized clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by EDC within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, EDC will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, the global bonds. EDC may also at any time and in its sole discretion determine not to have any of the bonds held in the form of a global bond and, in such event, will issue or cause to be issued fully registered bonds in definitive form upon registration of, transfer of, or in exchange for, such global bond. In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, EDC will appoint and maintain a transfer and paying agent in Luxembourg and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Fully registered bonds in definitive form may be presented at the office of the Luxembourg transfer agent, for registration of transfer or exchange by the Registrar in accordance with the Fiscal Agency Agreement. Payments of interest on fully registered bonds in definitive form will be made by the Registrar by cheque or wire transfer in accordance with the Fiscal Agency Agreement. Fully registered bonds in definitive form may be surrendered at the office of the Luxembourg paying agent or such other paying agent appointed by EDC for payment of principal at maturity or on the date fixed for redemption.

Modification

The Fiscal Agency Agreement and the bonds may be amended or supplemented by EDC on the one hand, and the Registrar, on the other hand, without notice to or the consent of the registered holder of any bond, for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provisions contained therein, or effecting the issue of further bonds as described under “Further Issues” above, or in any other manner which EDC may deem necessary or desirable and which, in the reasonable opinion of EDC, on the one hand, and the Registrar, on the other hand, will not adversely affect the interests of the holders of bonds.

The Fiscal Agency Agreement will contain provisions for convening meetings of registered holders of bonds to modify or amend by Extraordinary Resolution (as defined below) the Fiscal Agency Agreement (except as provided in the immediately preceding paragraph) and the bonds (including the terms and conditions thereof). An Extraordinary Resolution in the form of a resolution duly passed at any such meeting shall be binding on all holders of bonds, whether present or not, and an Extraordinary Resolution in the form of an instrument signed by the holders of the bonds in accordance with the definition below shall be binding on all holders of the bonds; provided, however, that no such modification or amendment to the Fiscal Agency Agreement or to the terms and conditions of the bonds may, without the consent of the registered holder of each such bond affected thereby: (a) change the stated maturity of any such bond or change any interest payment date; (b) reduce the principal amount of any such bond or the rate of interest payable thereon; (c) change the currency of payment of any such bond; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such bond; or (e) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the Fiscal Agency Agreement or the terms and conditions of the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

The term “Extraordinary Resolution” will be defined in the Fiscal Agency Agreement as a resolution passed at a meeting of registered holders of bonds by the affirmative vote of the registered holders of not less than 66 2⁄3% of the principal amount of the bonds represented at the meeting in person or by proxy and voted on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2⁄3% in principal amount of the outstanding bonds. The quorum at any such meeting for passing an Extraordinary Resolution will be one or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the bonds at the time outstanding, or at any adjourned meeting called by EDC or the Registrar, one or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

So long as the bonds are listed on the Luxembourg Stock Exchange, notice of any amendment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

Governing Law

The bonds and the Fiscal Agency Agreement will be governed by, and interpreted in accordance with, the laws of the Province of Ontario, Canada and the laws of Canada applicable therein.

Notices

All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the Registrar and, as long as the bonds are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu. Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the second business day after such mailing.

Prescription

EDC’s obligation to pay the principal and interest on the bonds will cease if the bonds are not presented for payment within a period of two years, and a claim for interest is not made within two years, from the date on which such principal or interest, as the case may be, becomes due and payable.

CLEARING AND SETTLEMENT

Links have been established among DTC, CDS, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be directly linked to CDS, and indirectly linked to Clearstream, Luxembourg and Euroclear through the DTC accounts of their respective U.S. Depositaries.

The Clearing Systems

The clearing systems have advised EDC as follows:

DTC.    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended. DTC was created to hold securities for DTC participants (“DTC Participants”) and to facilitate the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include certain of the Underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

Transfers of ownership or other interests in bonds in DTC may be made only through DTC Participants. Indirect DTC Participants are required to effect transfers through a DTC Participant. In addition, beneficial owners of bonds in DTC will receive all distributions of principal of and interest on the bonds through such DTC Participants to the extent received by DTC. Distributions in the United States will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Tax Matters—Certain U.S. Federal Income Tax Considerations” in the accompanying basic prospectus.

Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants, and because beneficial owners holding through DTC will hold interests in the bonds through DTC Participants or Indirect DTC Participants, the ability of such beneficial owners to pledge bonds to persons or entities that do not participate in DTC, or otherwise take actions with respect to such bonds, may be limited.

CDS.    CDS was formed in November 2006 pursuant to the restructuring of The Canadian Depository for Securities Limited (“CDS Ltd.”). After the restructuring, CDS Ltd., founded in 1970, remains the holding company for CDS and two other operating subsidiaries and is Canada’s national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer-automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants (“CDS Participants”) include banks (including their Canadian subcustodians), investment dealers and trust companies and may include certain of the Underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS Participant. Transfers of ownership and other interests, including cash distributions, in the bonds in CDS may only be processed through CDS Participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

CDS is wholly owned by CDS Ltd., a private corporation wholly owned by the TMX Group Limited. CDS is the exclusive clearing house for equity trading on the Toronto Stock Exchange and also clears a substantial volume of “over the counter” trading in equities and bonds.

Clearstream, Luxembourg.    Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a registered bank. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream,

Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to interests in the bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositaries for Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and Euroclear.

Euroclear.    Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to bonds held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules. Secondary market trading between CDS Participants will be in accordance with market conventions applicable to transactions in book-based Canadian domestic bonds. Secondary market trading between Clearstream, Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear.

Transfers Between DTC and CDS, Clearstream, Luxembourg or Euroclear.    Cross-market transfers between persons holding directly or indirectly through DTC Participants, on the one hand, and directly or indirectly through CDS Participants, Clearstream, Luxembourg Participants or Euroclear Participants, on the

other, will be effected in DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to DTC directly or through its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for settlement in DTC. CDS Participants, Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC or the respective U.S. Depositary of Clearstream, Luxembourg or Euroclear.

Because of time-zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Transfers Between Clearstream, Luxembourg, Euroclear and CDS.    Cross-market transfers between Clearstream, Luxembourg Participants, Euroclear Participants and CDS Participants will be effected in DTC.

When bonds are to be transferred from the account of a CDS Participant to the account of a Clearstream, Luxembourg Participant or Euroclear Participant, the CDS Participant will transmit instructions to CDS on settlement date. The Clearstream, Luxembourg Participant or Euroclear Participant will transmit instructions to Clearstream, Luxembourg or Euroclear at least one business day prior to settlement date. One business day prior to settlement date Clearstream, Luxembourg, and on settlement date Euroclear, will transmit trade instructions to its respective U.S. Depositary. The beneficial interests in the bonds and payments for such beneficial interests will be transferred in DTC by CDS and the respective U.S. Depositary for Clearstream, Luxembourg and Euroclear.

Although DTC, CDS, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, CDS, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

TAX MATTERS

Canadian Federal Income Tax Consequences

The following summary supplements the discussion under “Tax Matters—Canadian Federal Income Tax Consequences, Investors Not Resident in Canada” in the accompanying basic prospectus, to which reference is hereby made.

In the opinion of Stikeman Elliott LLP, Canadian counsel for the Underwriters, the following is a fair summary of the principal Canadian federal income tax considerations generally applicable at the date hereof to a “Non-Resident Holder,” defined as a person who acquires beneficial ownership of a bond pursuant to this prospectus supplement and who at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”): (a) is not, and is not deemed to be, a resident of Canada; (b) does not use or hold and is not deemed to use or hold the bond in, or in the course of, carrying on a business in Canada, and (c) does not carry on an insurance business in Canada and elsewhere.

This summary is based upon: (a) the current provisions of the Tax Act and the regulations thereunder (the “Regulations”) in force as of the date hereof; (b) all specific proposals to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and (c) counsel’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted as currently proposed, but no assurance can be given that this will be the case. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or in the administrative or assessing policies and practices of the CRA, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations. This summary assumes that no amount paid or payable in respect of the bonds will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Tax Act contained in Tax Proposals released on April 29, 2022.

This summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Non-Resident Holder and no representation with respect to the consequences to any particular Non-Resident Holder is made. Therefore, each Non-Resident Holder should consult its own tax advisors for advice regarding its particular circumstances.

Interest paid or credited or deemed to be paid or credited by EDC to a Non-Resident Holder on a bond will be exempt from Canadian non-resident withholding tax and EDC will not be required to deduct or withhold tax from interest or principal paid or credited or deemed to be paid or credited by EDC to the Non-Resident Holder on the bond. Generally, there are no other Canadian income taxes that would be payable by a Non-Resident Holder as a result of holding or disposing of a bond (including for greater certainty, any gain realized by a Non-Resident Holder on a disposition of a bond).

Certain U.S. Federal Income Tax Considerations

The following summary supplements the discussion under “Tax Matters—Certain U.S. Federal Income Tax Considerations” in the accompanying basic prospectus, to which reference is hereby made. The description reflects present law, which is subject to prospective and retroactive changes. The following summary deals only with initial purchasers that beneficially own the bonds, are United States Persons (as defined below) and hold the bonds as capital assets. It does not deal with the tax considerations relevant to certain holders, such as banks, traders who elect to mark to market, life insurance companies, regulated investment companies, real estate investment trusts, persons holding bonds as a hedge, straddle, conversion or integrated transaction, persons subject to the alternative minimum tax, persons whose functional currency is not the U.S. dollar and certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected on such financial statements.

Prospective purchasers of bonds should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations, as well as the application of the tax laws of other jurisdictions.

For purposes of this discussion, “United States Person” means a citizen or resident of the United States, a corporation (including a publicly traded partnership or other person that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust subject to the control of a U.S. person and the primary supervision of a U.S. court.

Interest Payments

Interest on a bond received or accrued by holders, including Additional Amounts as defined in the accompanying basic prospectus, if any, and any Canadian income tax withheld, will be taxable to such holder as ordinary interest income at the time it is accrued or is paid, in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes. If Canadian income tax is withheld, a holder may, subject to certain limitations and provided that the withholding tax constitutes a “covered withholding tax” under recent U.S. regulations, be entitled to a foreign tax credit or, at the election of such holder, a deduction in respect of the amount so withheld. The rules governing foreign tax credits are complex, recent U.S. regulations have imposed additional requirements that must be met for a foreign tax to be creditable (including requirements that a

“covered withholding tax” be imposed on nonresidents in lieu of a generally applicable tax that satisfies the regulatory definition of an “income tax,” which may be unclear or difficult to determine), and United States Persons should consult their tax advisors regarding their application to the particular circumstances of such holder.

Dispositions

A holder’s tax basis in a bond generally will be the purchase price of such bond. Upon the sale, exchange, redemption or other taxable disposition of a bond, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other taxable disposition (other than accrued but unpaid interest and Additional Amounts, if any) and the holder’s tax basis in such bond. Gain or loss so recognized will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income tax for certain taxpayers who are individuals) or losses (the deductibility of which is subject to limitations).

UNDERWRITING

Subject to the terms and conditions set forth in the Underwriting Agreement dated as of May 17, 2022 (the “Underwriting Agreement”), each of the underwriters named below (the “Underwriters”), for whom BofA Securities, Inc., BMO Capital Markets Corp., CIBC World Markets Corp., Goldman Sachs International and RBC Capital Markets, LLC are acting as representatives (the “Representatives”), has severally agreed to purchase, and EDC has agreed to sell to each of them severally, the respective principal amounts of bonds set forth opposite its name below. Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the bonds, if any are taken. The Underwriters may act through their respective U.S. affiliates or other U.S. broker-dealers when offering any bonds in the United States.

Underwriter	Principal Amount
BofA Securities, Inc.	U.S. $467,500,000
BMO Capital Markets Corp.	467,500,000
CIBC World Markets Corp.	467,500,000
Goldman Sachs International	467,500,000
RBC Capital Markets, LLC	467,500,000
Barclays Bank PLC	27,500,000
BNP Paribas	27,500,000
Citigroup Global Markets Limited	27,500,000
Crédit Agricole Corporate and Investment Bank	27,500,000
Daiwa Capital Markets Europe Limited	27,500,000
Deutsche Bank AG, London Branch	27,500,000
HSBC Bank plc	27,500,000
J.P. Morgan Securities plc	27,500,000
Morgan Stanley & Co. International plc	27,500,000
National Bank of Canada Financial Inc.	27,500,000
NatWest Markets Plc	27,500,000
Nomura International plc	27,500,000
Scotia Capital (USA) Inc.	27,500,000
TD Securities (USA) LLC	27,500,000
Wells Fargo Securities, LLC	27,500,000

Total	U.S. $2,750,000,000

The Underwriters have advised EDC that they propose initially to offer the bonds directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed.

The bonds are offered for sale in the United States, Canada and those jurisdictions in Europe and Asia where it is legal to make such offers.

Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

The bonds are a new issue of securities with no established trading market. EDC has been advised by the Representatives that some of the Underwriters intend to make a market in the bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

In connection with the sale of the bonds, BMO Capital Markets Corp. (the “Stabilizing Manager”) or any person acting on behalf of any of them may engage in transactions that stabilize, maintain or otherwise affect the price of the bonds. Specifically, the Stabilizing Manager may overallot the offering, creating a short position. In addition, the Stabilizing Manager may bid for, and purchase, the bonds in the open market to cover short positions or to stabilize the price of the bonds. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. However, stabilization may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant bonds is made and, if begun, may cease at any time, but it must end no later than the earlier of 30 days after the issue date of the relevant bonds and 60 days after the date of the allotment of the relevant bonds. Any stabilization action or over-allotment shall be conducted in accordance with all applicable laws and rules.

EDC has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

EDC will pay its issuing expenses estimated at U.S. $220,000. EDC’s estimated net proceeds from the issuance of the bonds will be approximately U.S. $2,742,300,000.

Certain of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with EDC or its affiliates. Certain of the Underwriters and their affiliates have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, certain of the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of EDC or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with EDC routinely hedge, and certain other of those Underwriters or their affiliates may hedge, their credit exposure to EDC consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in EDC securities, including potentially the bonds offered hereby. Any such short positions could adversely affect future trading prices of the bonds offered hereby. Certain of the Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each of the Underwriters has agreed that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the bonds or distribute this prospectus supplement, the accompanying basic prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on EDC except as contained in the Underwriting Agreement.

In relation to each Member State of the EEA (a “Relevant State”), each Underwriter has represented and agreed that it has not made and will not make an offer of bonds which are the subject of the offering contemplated by this prospectus supplement and the accompanying basic prospectus to the public in that Relevant State other than:

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or

(iii)	in any other applicable circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of bonds shall require EDC or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer of bonds” in relation to any bonds in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds. For greater certainty, EDC’s intention is that EDC’s offer ends with the offer by the Underwriters of the bonds to their customers.

Each of the Underwriters has also agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue and sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to EDC; and (ii) it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”). Each of the Underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in Japan or to or for the benefit of any person resident in Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law available thereunder and in compliance with any other relevant laws of Japan.

Each of the Underwriters has agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any bonds other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the MAS. Accordingly, each of the Underwriters will represent, warrant and agree, and each investor should note, as the case may be, that the bonds may not be offered or sold, or made the subject of an invitation for subscription or purchase, nor may the prospectus supplement, the accompanying prospectus or any of the documents or materials in connection with the offer or sale, or invitation for subscription or any bonds to be circulated or distributed whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in section 4A of the Securities and Futures Act (2001 of Singapore) (as modified or amended from time to time, the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275 (2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA).

Where bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)

a corporation (which is not an accredited investor (as defined in Section 4A the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Any reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the bonds described herein. The bonds may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL OPINIONS

The legality of the bonds will be passed upon on behalf of EDC by legal counsel for EDC and on behalf of the Underwriters by Stikeman Elliott LLP of Toronto, Ontario, Canadian counsel for the Underwriters. Milbank LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of EDC. Davis Polk & Wardwell LLP of New York, New York will pass on certain U.S. legal matters in connection with the offering of the bonds on behalf of the Underwriters.

The statements under “Tax Matters—Canadian Federal Income Tax Consequences” are set forth herein and in the accompanying basic prospectus in reliance upon the opinion of Stikeman Elliott LLP, and the statements under “Tax Matters—Certain U.S. Federal Income Tax Considerations” are set forth herein and in the accompanying basic prospectus in reliance upon the opinion of Milbank LLP.

GENERAL INFORMATION

The bonds have been accepted for clearing and settlement through DTC, CDS, Clearstream, Luxembourg and Euroclear. The Common Code is 248525070, the ISIN is US30216BJR42 and the CUSIP number is 30216B JR4.

The issue and sale of the bonds is authorized by the resolution adopted by the Board of Directors of EDC which became effective on May 12, 2022.

Save as disclosed herein and in the accompanying basic prospectus, there has been no material adverse change in the business, financial condition or results of operations of EDC which is material in the context of the issue of the bonds since December 31, 2021.

Except as described herein and in the accompanying basic prospectus, EDC is not involved in any litigation, arbitration or administrative proceedings which would materially adversely affect the financial position of EDC, to the best of the knowledge of EDC, nor are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

Copies of the following documents will, so long as any bonds are listed on the Luxembourg Stock Exchange, be available for inspection free of charge during usual business hours at the specified office of EDC: (a) the documents incorporated by reference herein and in the accompanying basic prospectus (copies of which may be obtained free of charge from EDC); (b) the Fiscal Agency Agreement (which will contain the form of the global bonds); (c) the Underwriting Agreement; and (d) the Export Development Act, the Financial Administration Act (Canada) and the resolution adopted by the Board of Directors of EDC, such resolution becoming effective on May 12, 2022.

In the event definitive bonds are issued and for so long as the bonds are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, EDC will appoint and maintain a transfer and paying agent in Luxembourg, and notice of such appointment will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or on the Luxembourg Stock Exchange website at www.bourse.lu.

The auditor of EDC who reported on EDC’s most recently filed financial report is Normand Lanthier, CPA, CA, Principal for the Auditor General of Canada on behalf of the Auditor General of Canada, Ottawa, Ontario.

No Obligation to Maintain Listing

If EDC, in its sole discretion, determines that it is unduly burdensome to maintain the admission of the bonds to the Official List of the Luxembourg Stock Exchange and admission to trading on the Euro MTF Market, it will use reasonable endeavors to seek an alternative admission to listing, trading and/or quotation of such bonds by another listing authority, securities exchange and/or quotation system that it deems appropriate in its sole discretion, after consultation with the Representatives. However, if such alternative listing is not available or, in the opinion of EDC is impractical or unduly burdensome, the bonds may be delisted and an alternative listing may not be obtained. Subject to the foregoing, EDC is not under any obligation to maintain any listing of the bond in such circumstances.

PROSPECTUS

U.S.$20,000,000,000

Debt Securities

Export Development Canada

(An agent of Her Majesty in right of Canada)

Exportation et développement Canada

(Mandataire de Sa Majesté du Chef du Canada)

Export Development Canada intends to offer up to U.S.$20,000,000,000 of its debt securities, or the equivalent in other currencies. The debt securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. You should read this prospectus and supplements carefully before you invest.

The debt securities will constitute direct unconditional obligations of Export Development Canada and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. The payment of the principal of and interest on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada.

For each offer and sale of debt securities under this prospectus, we will provide a prospectus supplement, and if applicable, a pricing supplement with the specific terms of each issue.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 14, 2022.

ABOUT THIS PROSPECTUS

This prospectus has been filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. The total aggregate proceeds of debt securities offered and sold in the United States or in circumstances where registration of the debt securities is required may not exceed U.S.$20,000,000,000 (plus such additional principal amount as may be necessary such that, if the debt securities are issued at an original issue discount, or denominated in a currency other than United States dollars, the aggregate initial offering price will not exceed U.S.$20,000,000,000). This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. Export Development Canada (“EDC”) has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or any applicable prospectus supplement. EDC takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and any applicable prospectus supplement, as well as the information previously filed by EDC or Canada with the SEC and incorporated by reference herein, is accurate only as of the date of such documents.

References in this prospectus to “U.S.$” are to lawful money of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

Neither EDC nor Canada is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, both EDC and Canada file annual reports and other information with the SEC on a voluntary basis. These reports include certain financial, statistical and other information concerning EDC and Canada. You may read and copy any document EDC or Canada files with the SEC at the SEC’s public reference facility at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information. Information filed by EDC or Canada is also available from the SEC’s Electronic Document Gathering and Retrieval System (http://www.sec.gov), which is commonly known by the acronym EDGAR, as well as from commercial document retrieval services.

The SEC allows EDC to “incorporate by reference” into this prospectus information filed by EDC and Canada with the SEC, which means that EDC can disclose important information to you by referring you to these documents.

This prospectus incorporates by reference the documents listed below:

•

EDC’s Annual Report on Form 18-K for the fiscal year ended December 31, 2020 (file no. 002-62211) (filed with the SEC on April  30, 2021), as amended by Amendment No. 1 thereto on Form 18K/A (filed with the SEC on February 16, 2022); and

•

Canada’s Annual Report on Form 18-K for the fiscal year ended March 31, 2021 (file no. 033-05368) (filed with the SEC on December  21, 2021), as amended by Amendment No. 1 thereto on Form 18K/A (filed with the SEC on February 16, 2022).

EDC also incorporates by reference all Annual Reports on Form 18-K and any amendments on Form 18-K/A filed with the SEC by EDC or Canada on or after the date hereof and prior to the termination of the offering of the debt securities offered hereunder. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

EDC undertakes to provide without charge to each person receiving a copy of this prospectus, upon oral or written request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be addressed to Senior Vice President, Communications and Corporate Strategy, Export Development Canada, 150 Slater Street, Ottawa, Ontario, Canada K1A 1K3 (Telephone: (613) 598-2500).

JURISDICTION AND CONSENT TO SERVICE

Neither EDC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. See “Description of the Debt Securities—Governing Law and Enforceability”.

EXPORT DEVELOPMENT CANADA

History and Purpose

EDC was established on October 1, 1969, by the Export Development Act, a statute of the Parliament of Canada.

EDC supports and develops, directly or indirectly, Canada’s export trade and Canadian capacity to engage in that trade and to respond to international business opportunities. EDC offers financing, guarantee, insurance, equity, connections and knowledge products and services to Canadian exporters and investors and their international buyers. To the greatest extent possible, EDC operates on a financially self-sustaining basis in accordance with commercial principles.

EDC may also provide support in the domestic market without the requirement for ministerial approval. In line with EDC’s export-related mandate, regulations under the Export Development Act allow EDC to provide domestic support (financing, guarantees and insurance) to companies that have at least 50% of their total annual sales in the export and foreign markets. EDC is required to ensure that its domestic transactions complement those of the Business Development Bank of Canada and private sector institutions.

In March 2020, in response to the COVID-19 pandemic crisis, the Government of Canada suspended certain regulations concerning domestic support and broadened EDC’s mandate to allow EDC, on a temporary basis, to support and develop, directly or indirectly, domestic business in a manner that complements the products and services available from private sector institutions. The Government of Canada also made certain changes to EDC’s Act concerning contingent liability and its authorized capital limits to allow EDC greater financial flexibility.

With this additional flexibility, EDC anticipates bringing enhanced capacity to domestic transactions such as:

•	Providing re-insurance to bring additional capacity to domestic credit insurers and help them to continue to serve their customers;

•	Providing direct domestic insurance to businesses operating in sectors that were hit harder by the COVID-19 pandemic and for which private sector institutions are unable to provide any assistance; and

•	Providing loans and loan guarantees in the domestic market to assist companies facing challenges raising sufficient credit.

In addition, for the purposes of creating the Development Finance Institute of Canada (DFIC) Inc. (“FinDev Canada”), the Government of Canada broadened EDC’s mandate and scope of activity in May 2017 to include providing, directly or indirectly, development financing and other forms of development support in a manner that is consistent with Canada’s international development priorities. FinDev Canada has been established as a wholly-owned subsidiary of EDC.

The Head Office of EDC is located at 150 Slater Street, Ottawa, Ontario, Canada K1A 1K3 (Telephone: (613) 598-2500). Regional Offices are in Brossard, Calgary, Charlottetown, Drummondville, Edmonton, Halifax, Kitchener, Laval, London (Ontario), Mississauga, Moncton, Montréal, Québec City, Regina, Sherbrooke, St. John’s, Toronto, Vancouver, Windsor and Winnipeg. In addition, EDC operates one branch office in Singapore and Foreign Representations in Atlanta, Beijing, Bogotá, Chicago, Dubai, Düsseldorf, Hong Kong, Istanbul, Johannesburg, Lima, London, Mexico City, Mumbai, New Delhi, Rio de Janeiro, San Pedro Garza Garcia, Santiago, São Paulo, Shanghai and Sydney.

Status as a Crown Corporation

EDC is an agent of Her Majesty in right of Canada and is a Crown corporation whose shares shall be held in trust for Her Majesty. Crown corporations are established by the Parliament of Canada for many purposes, including the administering and managing of public services in which business enterprise and public accountability can be combined. EDC is ultimately accountable for the conduct of its affairs to Parliament through the Minister of International Trade.

TRADE UPDATES

Canada and the United States

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2021, trade with the United States accounted for 75.0% of the value of Canada’s merchandise exports and 62.2% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 17.5% of the United States’ exports and 12.5% of its imports in 2021.

At the regional level, the Canada-United States-Mexico Agreement (“CUSMA”) entered into force between Canada, the U.S. and Mexico on July 1, 2020. The CUSMA preserves the essential trade benefits of the North American Free Trade Agreement (“NAFTA”), including existing tariff commitments, and incorporates new and updated provisions that seek to address 21st century trade issues. The three parties continue to collaborate in ensuring the full implementation of commitments under the Agreement, especially through regular engagement in the CUSMA Free Trade Commission and related committees. The CUSMA is also serving to support the management of regional trade issues, including, for example, U.S. duties on Canadian softwood lumber, Canada’s administration of import quotas for U.S. dairy products, and the interpretation of certain rules of origin for automotive goods.

Canada and China

China is Canada’s second-largest trading partner overall and third largest merchandise export market, after the U.S. and the EU-27. In 2021, 4.6% of Canada’s total exports went to China. Canadian merchandise exports to China in 2021 were $28.8 billion, and imports from China were $85.7 billion. The strong rebound in Canadian exports to China in 2021 follows a 16.4% decrease in 2019. As a result, it was only in 2021 that Canada’s exports returned to the level they were at in 2018.

The Canada-China Foreign Investment Protection and Promotion Agreement (FIPA) entered into force in October 2014. It affords investors protections against discriminatory and arbitrary practices, increases transparency, provides investors with certain guaranteed rights of treatment, and includes dispute settlement procedures. To date, no claims have been initiated against Canada under the FIPA’s dispute resolution mechanism. While Canada and China do not have a bilateral free trade agreement, both are members of the World Trade Organization (WTO). When trade irritants arise, Canada’s approach with China, as with other trading partners, is to try to resolve them through bilateral consultations. If this approach is not successful, Canada may then resort to exercising its rights under the WTO. While Canadian exports to China have increased, there have been a number of trade irritants in the relationship, particularly for agriculture/agri-food exports and air services. As an example, when China blocked shipments of canola seed from two Canadian companies in 2019 citing the discovery of pests in shipments as the grounds for their actions, Canada sought to resolve the issue through technical consultations. When it became apparent that this issue could not be resolved through technical consultations, Canada requested a WTO panel, which has since been established to adjudicate the trade dispute.

USE OF PROCEEDS

The net proceeds of the debt securities to which this prospectus relates will be used for general corporate purposes unless otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF THE DEBT SECURITIES

The following is a brief summary of the terms and conditions of the debt securities and the fiscal agency agreement under which the debt securities will be issued. Copies of the forms of debt securities and the form of fiscal agency agreement are or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to such exhibits and to any applicable prospectus supplement. You should read the form of fiscal agency agreement, the forms of debt securities and any applicable prospectus supplement before making your investment decision.

The debt securities may be issued in one or more series as may be authorized from time to time by EDC. Reference is made to the applicable prospectus supplement for the following terms of debt securities offered thereby: (i) the designation, aggregate principal amount, any limitation on such principal amount and authorized denominations; (ii) the percentage of their principal amount at which such debt securities will be issued; (iii) the maturity date or dates; (iv) the interest rate, if any, which rate may be fixed, variable or floating; (v) the dates and paying agencies when and where interest payments, if any, will be made; (vi) any optional or mandatory redemption terms or repurchase or sinking fund provisions; (vii) whether such debt securities will be in bearer form with interest coupons, if any, or in registered form, or both, and restrictions on the exchange of one form for another, (viii) the currency in which the principal of and interest, if any, on the debt securities will be payable; (ix) any terms for conversions; (x) the exchange or exchanges, if any, on which application for listing of the debt securities may be made; and (xi) other specific provisions.

There will be a fiscal agent or agents for EDC in connection with the debt securities whose duties with respect to any series will be governed by the fiscal agency agreement applicable to such series. EDC may appoint different fiscal agents for different series of debt securities and may vary or terminate the appointment of any fiscal agent from time to time. EDC may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent. The fiscal agent is the agent of EDC, is not a trustee for the holders of debt securities, and does not have the same responsibilities or duties to act for such holders as would a trustee.

References to principal and interest in respect of the debt securities shall be deemed also to refer to any Additional Amounts which may be payable. See “Payment of Additional Amounts”.

Status

The debt securities will constitute direct unconditional obligations of EDC and as such will carry the full faith and credit of Canada and will constitute direct unconditional obligations of and by Canada. Payments of the principal of and interest, if any, on the debt securities will constitute a charge on and be payable out of the Consolidated Revenue Fund of Canada. The obligations of EDC under each debt security will rank equally with all of EDC’s other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Payment of Additional Amounts

All payments of, or in respect of, principal of and interest on the debt securities will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or charges of whatsoever nature imposed or levied by or on behalf of the Government of Canada, or any province or political subdivision thereof, or any authority thereof or agency therein having power to tax, unless such taxes, duties, assessments or charges are required by law or by the administration or interpretation thereof to be withheld or deducted. In that event, unless otherwise provided in an applicable prospectus supplement, EDC (subject to its rights of redemption) will pay to the registered holders of the debt securities such additional amounts (the “Additional Amounts”) as will result (after withholding or deduction of the said taxes, duties, assessments or charges) in the payment to the holders of debt securities of the amounts which would otherwise have been payable in respect of the debt securities in the absence of such taxes, duties, assessments or charges, except that no such Additional Amounts shall be payable with respect to any debt security:

(a)

a beneficial owner of which is subject to such taxes, duties, assessment or charges in respect of such debt security by reason of such owner being connected with Canada otherwise than merely by the holding or ownership as a non-resident of Canada of such debt security;

(b)

presented for payment more than 15 days after the Relevant Date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on the last day of such period of 15 days; for this purpose, the “Relevant Date” in relation to any debt security means whichever is the later of:

(i)	the date on which the payment in respect of such debt security becomes due and payable; or

(ii)

if the full amount of the moneys payable on such date in respect of such debt security has not been received by the relevant paying agent on or prior to such date, the date on which notice is duly given to the holders of the debt securities that moneys have been so received;

(c)	in respect of any estate, inheritance, gift, sales, transfer, excise or personal property or similar tax, assessment or governmental charge;

(d)

in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of (including premium) or interest on the debt security; or

(e)

where such withholding or deduction is imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986 (the “Code”), any current or future regulations or official interpretations thereof, any agreements entered pursuant to Section 1471(b) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) implementing the foregoing.

Global Securities

The debt securities may be issued in the form of one or more fully registered global debt securities. The specific terms of the depositary arrangement with respect to any series of debt securities to be issued in the form of a global debt security will be described in the prospectus supplement relating to such series.

Governing Law and Enforceability

The debt securities and the fiscal agency agreement will provide that they are to be governed by, and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, except as otherwise specified in the prospectus supplement.

No applicable law requires the consent of any public official or authority for proceedings to be brought in Canada or judgment to be obtained in any such proceedings against EDC or Canada arising out of or relating to obligations under the debt securities, nor is any immunity from jurisdiction available to EDC or Canada in any such proceedings, irrespective of whether a party to the proceedings or the holder of the debt security is or is not a resident within or a citizen of Canada. A judgment obtained in an action brought against Her Majesty in right of Canada in the Federal Court of Canada is not capable of being enforced by execution but is payable out of the Consolidated Revenue Fund of Canada. Pursuant to the Currency Act (Canada), a judgment by a court in Canada must be awarded in Canadian currency, and such judgment may be based on a rate of exchange in existence on a day other than the day of payment.

Neither EDC nor Canada has agreed to waive any immunity from jurisdiction or has appointed an agent in the United States upon which process may be served for any purpose. In the absence of a waiver of immunity by EDC or Canada, it would be possible to obtain a United States judgment in an action against EDC or Canada, as the case may be, only if a court were to determine that the United States Foreign Sovereign Immunities Act of 1976 precludes the granting of sovereign immunity. However, even if a United States judgment could be obtained in any such action under that Act, it may not be possible to obtain in Canada a judgment based on such a United States judgment. Moreover, execution upon property of EDC or Canada located in the United States to enforce a judgment obtained under that Act may not be possible except under the limited circumstances specified in that Act.

TAX MATTERS

Canadian Federal Income Tax Consequences

The following constitutes a summary of the principal Canadian federal income tax consequences for an investor who acquires debt securities pursuant to an offering by EDC, is the beneficial owner of the debt securities, at all times for the purposes of the Income Tax Act (Canada) (the “Tax Act”) holds the debt securities as capital property within the meaning of the Tax Act, and deals at arm’s length with EDC and any prospective purchaser of the debt securities.

Generally the debt securities will be considered to be capital property to an investor provided that the investor does not hold the debt securities in the course of carrying on a business of buying and selling securities and has not acquired them as part of an adventure or concern in the nature of trade. This summary does not apply to a financial institution (as defined in Section 142.2(1) of the Tax Act), an investor an interest in which is a “tax shelter investment” (as defined in the Tax Act), or an investor who has elected to report its “Canadian tax results” (as defined in the Tax Act) in a currency other than the Canadian currency.

This summary is based upon the provisions of the Tax Act, the regulations thereunder and the Canada Revenue Agency’s (the “CRA”) published administrative and assessing policies as of the date of this prospectus. It also takes into account specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Canadian federal Minister of Finance prior to the date of this prospectus, but there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations. This summary discusses the tax considerations applicable to persons who purchase debt securities upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued with original issue discount or other special features. The prospectus supplement or pricing supplement applicable to an issue of debt securities with such special features will address the federal income tax considerations relevant to investing in such debt securities and the discussion below is subject to any discussion of federal income tax considerations in an applicable prospectus supplement or pricing supplement.

In general, for the purpose of the Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the daily exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the CRA.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR INVESTOR CONCERNING THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF DEBT SECURITIES. INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS.

Investors Resident in Canada

The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, is a resident of Canada for purposes of the Tax Act (a “Canadian investor”).

Interest

A Canadian investor (other than a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary) will be required to include in computing its income for a taxation year any interest on debt securities that becomes receivable or is received by it before the end of the year (depending upon the method regularly followed by the Canadian investor in computing income), except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year. In addition, if at any time a debt security is, or becomes, an “investment contract” (as defined in the Tax Act) in relation to such Canadian investor, the Canadian investor will be required to include in computing its income for a taxation year any interest that accrues to the Canadian investor on the debt security to the end of any “anniversary day” (as defined in the Tax Act) in that taxation year to the extent such interest was not otherwise included in the Canadian investor’s income for that taxation year or a preceding taxation year.

A Canadian investor that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year any interest on debt securities that accrues to it to the end of that year, or that becomes receivable or is received by it before the end of the year, except to the extent that such interest was included in computing the Canadian investor’s income for a preceding taxation year.

If the offering price of a debt security includes unpaid interest from the issue date to the time of its acquisition by a Canadian investor, the amount of such unpaid interest may be deducted by the Canadian investor in a taxation year to the extent that the amount was included in the Canadian investor’s income for the taxation year, and the amount so deductible will reduce the adjusted cost base of the debt security to the Canadian investor.

Dispositions

A Canadian investor will generally be required to include in computing its income for the taxation year in which a disposition of a debt security occurs (or is deemed to occur) the amount of interest that accrues to it to the date of the disposition, except to the extent that such amount has otherwise been included in income.

In general, a disposition or deemed disposition of a debt security will give rise to a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any accrued interest and any reasonable costs of disposition, exceed (or are less than) the Canadian investor’s adjusted cost base of such debt security immediately before the disposition. One-half of any such capital gain (a “taxable capital gain”) realized by a Canadian investor in a taxation year will be included in computing the Canadian investor’s income for the year. One-half of the amount of any capital loss (an “allowable capital loss”) realized by a Canadian investor in a taxation year must be deducted from taxable capital gains realized by the Canadian investor in the year. Allowable capital losses in excess of taxable capital gains realized in the year may be carried back and deducted against net taxable gains realized in the three preceding taxation years or in any subsequent taxation year, to the extent and under the circumstances described in the Tax Act.

Additional Refundable Tax

A Canadian investor that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax on certain investment income, including an amount in respect of interest and taxable capital gains.

Investors Not Resident in Canada

The following section of this summary is applicable to an investor holding debt securities who, at all relevant times, for the purposes of the Tax Act, is, or is deemed to be, a non-resident of Canada and who does not hold or is not deemed to use or hold the debt securities in, or in the course of, carrying on a business in Canada (a “non-resident investor”). Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

A non-resident investor will not be subject to Canadian non-resident withholding tax on any interest paid or credited on the debt securities, provided that none of the interest (other than on a “prescribed obligation” described below) so payable is contingent or dependent on the use of, or production from, property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding which adjustment is determined by reference to a change in the purchasing power of money and no amount payable in respect thereof, other than an amount determined by reference to a change in the purchasing power of money, is contingent or dependent upon, or computed by reference to, any of the criteria described in the preceding sentence.

If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

No other Canadian taxes on income, including taxable capital gains on the disposition of a debt security, are payable by a non-resident investor in respect of a debt security.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debt securities by U.S. Holders (as defined below), but does not purport to be a complete analysis of all of the potential tax considerations. This summary is based on the provisions of the Code, applicable Treasury Regulations promulgated or proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This summary addresses only investors that will hold the debt securities as “capital assets”, and does not address tax considerations applicable to investors that are subject to special tax rules including those applicable to banks, tax-exempt organizations, insurance companies, dealers, traders in securities or other persons who are required or who elect to mark to market, persons that will hold debt securities as a position in a hedging, straddle, conversion or integrated transaction, persons that have a functional currency other than the U.S. dollar and certain taxpayers who file applicable financial statements required to recognize income when the associated revenue is reflected on such financial statements. This summary discusses the tax considerations applicable to persons who purchase debt securities from the underwriters upon their initial offering and does not discuss the tax considerations applicable to subsequent purchasers of the debt securities. The discussion does not address debt securities issued in bearer form or with original issue discount or other special features (such as floating rate debt securities, short-term debt securities or debt securities that are subject to the rules for contingent payment debt instruments) or warrants to purchase debt securities. The prospectus supplement applicable to an issue of debt securities with such special features will address the U.S. federal income tax considerations relevant to your investment in such debt securities and the discussion below is subject to any discussion of U.S. federal income tax considerations in an applicable pricing supplement. If a partnership holds a debt security, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding a debt security, you should consult your own tax advisor. This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as the estate and gift tax or the Medicare tax on net investment income). This summary does not cover any State or local or foreign tax implications of the acquisition, ownership, or disposition of the debt securities.

WE ENCOURAGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

As used herein, the term “U.S. Holder” means the beneficial owner of a debt security that for U.S. federal income tax purposes is (i) a citizen or individual resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any State or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions (or for certain trusts formed prior to August 20, 1996, if such trust has a valid election in effect under U.S. law to be treated as a U.S. person).

Interest Payments

The term “interest” as used in this section “Certain U.S. Federal Income Tax Considerations” includes any Additional Amounts required to be paid under the terms of a debt security. Interest on a debt security that you receive or accrue (whether received in U.S. dollars or a currency other than the U.S. dollar (“foreign currency”)) will be taxable to you as ordinary interest income at the time it is accrued or paid, in accordance with your method of accounting for U.S. federal income tax purposes. Interest received or accrued by you on a debt security generally will be income from sources outside the United States for purposes of computing the foreign tax credit limitation. For foreign tax credit limitation purposes, the income will generally be “passive category income” or, in the case of certain U.S. Holders, “general category income”. The rules regarding the availability of foreign tax credits are complex and your ability to credit foreign taxes may be subject to various limitations. You should discuss the foreign tax credit rules with your own tax advisor. If you are a cash basis taxpayer and you receive an interest payment in foreign currency, you will be required to include in income the U.S. dollar value of such payment determined on the date such payment is received, regardless of whether the payment is in fact converted to U.S. dollars at that time.

If you are an accrual basis holder of a debt security denominated in a foreign currency, you will be required to include in income the U.S. dollar value of the amount of interest income that has accrued with respect to an interest accrual period, determined by translating such income at the average rate of exchange for the relevant interest accrual period or, with respect to an interest accrual period that spans two taxable years, at the average rate for the portion of such interest accrual period within the taxable year. The average rate of exchange for an interest accrual period (or portion thereof) is the simple average of the spot exchange rates for each business day of such period (or such other average that is reasonably derived and consistently applied). You may elect to translate interest income on debt securities denominated in a foreign currency using the exchange rate on the last day of an interest accrual period (or the last day of the taxable year for the portion of such period within the taxable year). In addition, you may elect to use the exchange rate on the date of receipt for such purpose if such date is within five business days of the last date of an interest accrual period. The election must be made in a statement filed with your return, and is applicable to all debt instruments for such year and thereafter unless changed with the consent of the Internal Revenue Service (the “IRS”).

Upon receipt of an interest payment (whether in a foreign currency or U.S. dollars), if you are an accrual basis taxpayer, you will recognize ordinary income or loss with respect to accrued interest income in an amount equal to the difference between the U.S. dollar value of the payment received (determined on the date such payment is received) in respect of such interest accrual period and the U.S. dollar value of the interest income that you accrued during such interest accrual period (as determined in the preceding paragraph). Any such income or loss generally will not be treated as interest income or expense, except to the extent provided by administrative pronouncements of the IRS.

Dispositions

Your tax basis in a debt security generally will be the U.S. dollar value of your purchase price of such debt security on the date of purchase. Upon the sale, exchange, retirement or redemption of a debt security, you generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or redemption (or the U.S. dollar value of the amount if it is realized in a foreign currency) and your tax basis in such debt security. Except with respect to gains or losses attributable to changes in exchange rates, as described in the next paragraph, gain or loss so recognized will be capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the debt has been held for more than one year. You should consult your tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for certain taxpayers) or losses (the deductibility of which is subject to limitations).

Gain or loss attributable to changes in exchange rates with respect to the amount received in respect of or the principal amount of a debt security generally will equal the difference, if any, between the U.S. dollar value of your foreign currency purchase price for the debt security determined at the spot rate on the date you dispose of the debt security and the U.S. dollar value of your foreign currency purchase price for the debt security determined at the spot rate on the date you purchased such debt security. In addition, upon the sale, exchange, retirement or redemption of a debt security, you may realize exchange gain or loss attributable to amounts received with respect to accrued and unpaid interest, which will be treated as discussed above under “Interest Payments”.

Such foreign currency gain or loss is recognized on the sale, exchange, retirement or redemption of a debt security only to the extent of total gain or loss recognized on the sale, exchange, retirement or redemption of such debt security. Gain or loss recognized on the sale, exchange, retirement or redemption of a debt security that is attributable to changes in the rate of exchange between the U.S. dollar and a foreign currency generally will be treated as ordinary income or loss and generally will be U.S. source gain or loss for purposes of computing the foreign tax credit limitation.

Transactions in Foreign Currency

Foreign currency received as a payment of interest on, or on the sale, exchange, retirement or redemption of, a debt security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time payment is received in consideration of such sale, exchange, retirement or redemption. The amount of gain or loss recognized on a sale or other disposition of such foreign currency will be equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other currency or property received in such sale or other disposition, and (ii) the tax basis of the recipient in such foreign currency and will be ordinary gain or loss.

Backup Withholding and Information Reporting

In general, payments of interest on, and the proceeds of a sale, redemption or other disposition of, a debt security, payable to you by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to you as required under applicable regulations. Backup withholding may apply to these payments if you fail to provide an accurate taxpayer identification number or certification of exempt status or fail to report all interest and dividends required to be shown on your U.S. federal income tax return. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining an exemption. Backup withholding may be refunded or allowed as a credit against your U.S. federal income tax liabilities if the required information is timely furnished to the IRS.

Certain U.S. holders that own “specified foreign financial assets” with an aggregate value in excess of U.S.$50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions Investors who fail to report required information may be subject to substantial penalties. You should consult your tax advisor regarding this and other reporting obligations relating to an investment in the debt securities.

THE ABOVE DISCUSSION IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO YOU. THE DISCUSSION ALSO DOES NOT ADDRESS FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO INVESTING IN DEBT SECURITIES ISSUED WITH ORIGINAL ISSUE DISCOUNT OR OTHER SPECIAL FEATURES AND IS SUBJECT TO ANY DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IN A PROSPECTUS SUPPLEMENT APPLICABLE TO AN ISSUE OF DEBT SECURITIES WITH SUCH SPECIAL FEATURES. EACH PROSPECTIVE INVESTOR IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN THE DEBT SECURITIES.

PLAN OF DISTRIBUTION

EDC may sell the debt securities to which this prospectus relates in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to the debt securities will set forth the terms of the offering of the debt securities, including the name or names of any underwriters or agents, the purchase price of the debt securities and the net proceeds to EDC from such sale, any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the debt securities may be listed.

If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the debt securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The debt securities may be sold directly by EDC or through agents designated by EDC from time to time. Any agent involved in the offer or sale of the debt securities will be named, and any commissions payable by EDC to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment and will not be acquiring such debt securities for its own account.

Agents and underwriters may be entitled under agreements entered into with EDC to indemnification by EDC against certain civil liabilities, including liabilities under the United States Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for EDC in the ordinary course of business.

AUTHORIZED AGENT

The authorized agent of EDC in the United States is the Counsellor (Finance) at the Canadian Embassy at 501 Pennsylvania Avenue, N.W., Washington, D.C. 20001.

PUBLIC OFFICIAL DOCUMENTS

Information included or incorporated by reference herein, which is designated as being taken from a publication of Canada, or an agency or instrumentality thereof, is included or incorporated herein on the authority of such publication as a public official document.

REGISTERED OFFICE OF

EXPORT DEVELOPMENT CANADA

150 Slater Street

Ottawa, Ontario

Canada K1A 1K3

REGISTRAR, FISCAL, TRANSFER AND
PRINCIPAL PAYING AGENT
Citibank, N.A.
388 Greenwich Street, 14th Floor
New York, New York 10013
U.S.A.

LEGAL ADVISORS

to the Issuer	to the Underwriters

as to Canadian law	as to Canadian law
Legal Services Division	Stikeman Elliott LLP
Export Development Canada	Commerce Court West
150 Slater Street	199 Bay Street
Ottawa, Ontario	Toronto, Ontario
Canada K1A 1K3	Canada M5L 1B9

as to U.S. law	as to U.S. law
Milbank LLP	Davis Polk & Wardwell LLP
55 Hudson Yards	450 Lexington Avenue
New York, New York 10001	New York, New York 10017
U.S.A.	U.S.A.

AUDITOR

Auditor General of Canada

Crown Corporations

240 Sparks Street

Ottawa, Ontario

Canada K1A 0G6

U.S. $2,750,000,000

Export Development Canada (An agent of Her Majesty in right of Canada) Exportation et développement Canada (Mandataire de Sa Majesté du chef du Canada)

3.000% United States Dollar Bonds due May 25, 2027

PROSPECTUS SUPPLEMENT

BofA Securities

BMO Capital Markets

CIBC Capital Markets

Goldman Sachs International

RBC Capital Markets

Barclays

BNP Paribas

Citigroup

Crédit Agricole CIB

Daiwa Capital Markets Europe

Deutsche Bank

HSBC

J.P. Morgan

Morgan Stanley

National Bank of Canada Financial Markets

NatWest Markets

Nomura

Scotiabank

TD Securities

Wells Fargo Securities

May 17, 2022